EXHIBIT 10.5

July 10, 2001

      The undersigned vendor, Gary L. Blum, Esq. ("Vendor"), acknowledges that it has performed certain legal services for and on behalf of Vertical Computer Systems, Inc. ("Company") for which invoices in the amount of the approximate amount of $60,200 have been issued by Vendor. Company agrees that it shall issue 1,627,027, shares of its common stock (the "Stock" herein), with a market price per share of $0.037 as of July 10, 2001, to Vendor; and Company shall cause to be filed immediately a Registration Statement on Form S-8 registering the Stock, to permit the sale of the Stock as a means of reducing Company's outstanding obligation to Vendor. Provided, however, the Stock shall be sold into the public market in an orderly and nondisruptive manner. In the event that the net proceeds, after deducting taxes and commissions, from Vendor's sale of Stock are less than the amount of $60,200, Company shall pay Vendor the difference between $60,200 and the net proceeds in cash within 10 days of presentation by Vendor to Company of documentation of the amount of net proceeds. Further, in the event that the total Stock sold by Vendor exceeds $90,300, then the remaining Stock will be returned to the Company or, with the Company's approval, sold with additional amounts applied as a credit for the Company.


By:______________________________
      Gary L. Blum, Esq.

Vertical Computer Systems, Inc.


By:______________________________
      Richard Wade, President